Contact:	Ira Lamel/Mary Anthes	Jeremy Fielding/David Lilly
	The Hain Celestial Group, Inc.	Kekst and Company
	631-730-2200	212-521-4800

THE HAIN CELESTIAL GROUP
RECEIVES NOTICE FROM NASDAQ
DUE TO DELAY IN FILING OF FORM 10-Q

Melville, NY, November 16, 2007—The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic food and personal care products company, announced today that, as anticipated, the Company received on November 14, 2007 a NASDAQ Staff Determination letter indicating it is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14) due to the Company’s failure to timely file its Form 10-Q for the period ended September 30, 2007.

In response to the previously disclosed notice of delisting from The NASDAQ Stock Market Inc. in connection with the Company’s failure to file its Form 10-K for the fiscal year ended June 30, 2007, on October 31, 2007 Hain Celestial met with the NASDAQ Listing Qualifications Panel pursuant to NASDAQ’s procedures following Hain Celestial’s request for a hearing and continued listing. Pending a decision by the Panel, Hain Celestial shares will remain listed on The NASDAQ Stock Market, Inc.

As previously announced, Hain Celestial is conducting an independent review of the Company’s stock option practices. This review is being conducted at the direction of a group of independent directors with the assistance of independent legal counsel and experts retained by counsel and is substantially complete. However, the timing of that completion has resulted in a delay in finalizing the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. The Company believes that any adjustments that have been identified in the review will not affect the Company’s previously released results of operations for the year ended June 30, 2007 and the quarter ended September 30, 2007.

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings®, Terra Chips®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, DeBoles®, Hain Pure Foods®, FreeBird™, Plainville Farms™, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic™, Imagine Foods™, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet®, Yves Veggie Cuisine®, Linda McCartney®, Realeat®, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica® and Queen Helene®. For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to general economic and business conditions; the ability to implement business and acquisition strategies and integrate acquisitions; competition; retention of key personnel; the results of the stock options review described above; compliance with government regulations, including the rules on proxy solicitations when necessary or required, and other risks detailed from time-to-time in the Company's reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended June 30, 2006.